Exhibit 99.1

NOT FOR IMMEDIATE RELEASE

FERRELLGAS PARTNERS, L.P. REPORTS FISCAL

THIRD QUARTER 2019 RESULTS

•                  Total Retail propane sales volume for the quarter increased approximately 8 percent leading to almost 7 percent increase in gross margin dollars over the prior year on weather that was approximately 1 percent colder than the prior year

•                  Retail customer growth of nearly 26,000, or 4 percent over prior year

•                  Tank Exchange sale locations now exceed 54,300, up 600 locations from last quarter and 6 percent compared to prior year.

LIBERTY, Mo., June 10, 2019 (GLOBE NEWSWIRE) — Ferrellgas Partners, L.P. (NYSE:FGP) (“Ferrellgas” or the “Company”) today reported financial results for its fiscal third quarter ended April 30, 2019.

For the quarter, the Company reported a net earnings attributable to Ferrellgas Partners, L.P. of $20.5 million, or $.21 per common unit, compared to prior year period net loss of $10.9 million, or $.11 per common unit.

Adjusted EBITDA, a non-GAAP measure, was $88.6 million compared to $86.9 million in the prior year. The following table represents the contribution to adjusted EBITDA from ongoing propane operations as well as from assets that were sold during 2018.

(in millions)	Q3 2019	Q3 2018
Propane Operations and Corporate Support	$88.6	$84.6
Results from Assets Sold in 2018	—	$2.3
Consolidated Adjusted EBITDA	$88.6	$86.9

On a trailing twelve month basis, adjusted EBITDA from ongoing propane operations and corporate support as of April 30, 2019 is $234.2 million compared to $229.4 million as of January 31, 2019.

The Company’s propane operations reported that total gallons sold of 264.1 million were 7% higher than prior year. Margin cents per gallon were 1.7¢, or 2.2 percent higher than the prior year despite increased competitive pressure in the tank exchange business. The Company continues its aggressive approach to gaining market share.  This strategic focus resulted in nearly 26,000 new customers, or approximately 4 percent more than prior year. Additionally, the Company’s current Blue Rhino tank exchange sales locations have increased over 6 percent from prior year to over 54,300 locations. Overall, the increase in sales volume growth and margins per gallon resulted in an increase in gross margin dollars

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of $18.3 million.  The Company’s ongoing commitment to investing in the business led to higher operating expenses during the quarter which were largely associated with serving nearly 26,000 new customers and 3,000 new tank exchange locations.  As a result of this investment and the growth in sales volumes, operating, general and administrative expenses in our Propane segment were $9.3 million higher than the prior year.

Liquidity of $292.3 million at April 30, 2019 resulted from $246.9 million of available borrowing capacity on the Company’s secured credit facility and accounts receivable securitization facility as well as $45.4 million of cash.

As previously announced, the Company indefinitely suspended its quarterly cash distribution as a result of not meeting the required fixed charge coverage ratio contained in the senior unsecured notes due 2020.  Additionally, as the Company continues to evaluate options to address leverage, the Company does not intend to comment further on its progress in this regard or on potential options until further disclosure is appropriate or required by law.  For that reason, and in view of the information the Company otherwise makes available in earnings releases and quarterly and annual reports, the Company is suspending the practice of holding conference calls with investors, analysts and other interested parties in connection with periodic reporting of financial results for completed periods.

About Ferrellgas

Ferrellgas Partners, L.P., through its operating partnership, Ferrellgas, L.P., and subsidiaries, serves propane customers in all 50 states, the District of Columbia, and Puerto Rico. Ferrellgas employees indirectly own 22.8 million common units of the partnership, through an employee stock ownership plan. Ferrellgas Partners, L.P. filed a Form 10-K with the Securities and Exchange Commission on September 27, 2018. Investors can request a hard copy of this filing free of charge and obtain more information about the partnership online at www.ferrellgas.com.

Forward Looking Statements

Statements in this release concerning expectations for the future are forward-looking statements. A variety of known and unknown risks, uncertainties and other factors could cause results, performance, and expectations to differ materially from anticipated results, performance, and expectations. These risks, uncertainties, and other factors include those discussed in the Form 10-K of Ferrellgas Partners, L.P., Ferrellgas Partners Finance Corp., Ferrellgas, L.P., and Ferrellgas Finance Corp. for the fiscal year ended July 31, 2018, and in other documents filed from time to time by these entities with the Securities and Exchange Commission.

Contacts

Investor Relations — InvestorRelations@ferrellgas.com

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FERRELLGAS PARTNERS, L.P.  AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except unit data)

(unaudited)

	April 30, 2019	July 31, 2018

ASSETS

Current Assets:
Cash and cash equivalents	$45,434	$119,311
Accounts and notes receivable, net (including $160,959 and $120,079 of accounts receivable pledged as collateral at April 30, 2019 and July 31, 2018, respectively)	157,229	126,054
Inventories	78,449	83,694
Prepaid expenses and other current assets	25,489	34,862
Total Current Assets	306,601	363,921

Property, plant and equipment, net	603,923	557,723
Goodwill, net	247,508	246,098
Intangible assets, net	109,634	120,951
Other assets, net	62,326	74,588
Total Assets	$1,329,992	$1,363,281

LIABILITIES AND PARTNERS’ DEFICIT

Current Liabilities:
Accounts payable	$41,408	$46,820
Short-term borrowings	—	32,800
Collateralized note payable	62,000	58,000
Other current liabilities	160,507	142,025
Total Current Liabilities	263,915	279,645

Long-term debt (a)	2,084,506	2,078,637
Other liabilities	35,879	39,476
Contingencies and commitments

Partners’ Deficit:
Common unitholders (97,152,665 units outstanding at April 30, 2019 and July 31, 2018)	(976,902)	(978,503)
General partner unitholder (989,926 units outstanding at April 30, 2019 and July 31, 2018)	(69,776)	(69,792)
Accumulated other comprehensive income (loss)	(846)	20,510
Total Ferrellgas Partners, L.P. Partners’ Deficit	(1,047,524)	(1,027,785)
Noncontrolling interest	(6,784)	(6,692)
Total Partners’ Deficit	(1,054,308)	(1,034,477)
Total Liabilities and Partners’ Deficit	$1,329,992	$1,363,281

(a) The principal difference between the Ferrellgas Partners, L.P. balance sheet and that of Ferrellgas, L.P., is $357 million of 8.625% notes which are liabilities of Ferrellgas Partners, L.P. and not of Ferrellgas, L.P.

FERRELLGAS PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per unit data)

(unaudited)

	Three months ended		Nine months ended		Twelve months ended
	April 30		April 30		April 30
	2019	2018	2019	2018	2019	2018
Revenues:
Propane and other gas liquids sales	$459,556	$451,302	$1,344,634	$1,346,299	$1,641,311	$1,615,500
Midstream operations	—	22,595	—	260,631	21,688	395,827
Other	20,069	41,913	60,677	118,691	89,833	147,670
Total revenues	479,625	515,810	1,405,311	1,725,621	1,752,832	2,158,997

Cost of sales:
Propane and other gas liquids sales	250,389	260,419	766,056	802,852	936,618	945,279
Midstream operations	—	14,518	—	229,710	25,849	358,716
Other	2,320	19,850	8,789	54,339	23,104	68,393

Gross profit	226,916	221,023	630,466	638,720	767,261	786,609

Operating expense	119,991	116,579	351,541	350,757	472,532	460,234
Depreciation and amortization expense	20,617	25,348	59,214	76,565	84,444	102,370
General and administrative expense	11,516	11,678	42,037	39,733	56,705	52,824
Equipment lease expense	8,319	7,133	24,597	20,828	32,041	27,917
Non-cash employee stock ownership plan compensation charge	(4)	2,738	4,688	10,731	7,816	14,423
Asset impairments	—	—	—	10,005	—	10,005
Loss on asset sales and disposals	1,683	6,270	8,403	46,414	149,388	52,010

Operating income (loss)	64,794	51,277	139,986	83,687	(35,665)	66,826

Interest expense	(44,162)	(40,375)	(132,931)	(123,855)	(177,543)	(164,233)
Other income (expense), net	251	227	356	1,422	(138)	1,463

Earnings (loss) before income tax benefit	20,883	11,129	7,411	(38,746)	(213,346)	(95,944)

Income tax expense (benefit)	123	67	284	282	(2,676)	(667)

Net earnings (loss)	20,760	11,062	7,127	(39,028)	(210,670)	(95,277)

Net earnings (loss) attributable to noncontrolling interest (b)	299	201	337	(131)	(1,776)	(612)

Net earnings (loss) attributable to Ferrellgas Partners, L.P.	20,461	10,861	6,790	(38,897)	(208,894)	(94,665)

Less: General partner’s interest in net earnings (loss)	205	109	68	(389)	(2,089)	(947)

Common unitholders’ interest in net earnings (loss)	$20,256	$10,752	$6,722	$(38,508)	$(206,805)	$(93,718)

Earnings (loss) Per Common Unit
Basic and diluted net earnings (loss) per common unitholders’ interest	$0.21	$0.11	$0.07	$(0.40)	$(2.13)	$(0.96)

Weighted average common units outstanding - basic	97,152.7	97,152.7	97,152.7	97,152.7	97,152.7	97,152.7

Supplemental Data and Reconciliation of Non-GAAP Items:

	Three months ended		Nine months ended		Twelve months ended
	April 30		April 30		April 30
	2019	2018	2019	2018	2019	2018

Net earnings (loss) attributable to Ferrellgas Partners, L.P.	$20,461	$10,861	$6,790	$(38,897)	$(208,894)	$(94,665)
Income tax expense (benefit)	123	67	284	282	(2,676)	(667)
Interest expense	44,162	40,375	132,931	123,855	177,543	164,233
Depreciation and amortization expense	20,617	25,348	59,214	76,565	84,444	102,370
EBITDA	85,363	76,651	199,219	161,805	50,417	171,271
Non-cash employee stock ownership plan compensation charge	(4)	2,738	4,688	10,731	7,816	14,423
Asset impairments	—	—	—	10,005	—	10,005
Loss on asset sales and disposal	1,683	6,270	8,403	46,414	149,388	52,010
Other income (expense), net	(251)	(227)	(356)	(1,422)	138	(1,463)
Severance costs $690 included in operating costs for the nine and twelve months ended period April 30, 2019 and $910 included in general and administrative costs for the nine and twelve months ended April 30, 2019. Also includes $358 in operating costs for the nine and twelve months ended period April 30, 2018 and $1,305 included in general and administrative costs for the nine and twelve months ended April 30, 2018.	—	—	1,600	1,663	1,600	1,663
Legal fees and settlements	1,471	1,289	10,643	3,407	13,301	3,407
Multi-employer pension plan withdrawal settlement	—	—	1,524	—	1,524	—
Exit costs associated with contracts - Midstream dispositions	—	—	—	—	11,804	—
Unrealized (non-cash) losses (gains) on changes in fair value of derivatives $(759) included in operating expense for the twelve months ended April 30, 2018. Also includes $1,293 and $3,044 included in midstream operations cost of sales for the nine and twelve months ended April 30, 2018, respectively.	—	—	—	1,293	—	2,285
Net earnings (loss) attributable to noncontrolling interest (b)	299	201	337	(131)	(1,776)	(612)
Adjusted EBITDA (c)	88,561	86,922	226,058	233,765	234,212	252,989
Net cash interest expense (d)	(40,747)	(37,873)	(123,325)	(115,664)	(168,553)	(153,782)
Maintenance capital expenditures (e)	(13,506)	(5,741)	(45,038)	(19,085)	(53,570)	(25,502)
Cash refund from (paid for) taxes	(23)	470	(21)	458	(188)	176
Proceeds from certain asset sales	456	148	2,416	4,355	7,264	8,144
Distributable cash flow attributable to equity investors (f)	34,741	43,926	60,090	103,829	19,165	82,025
Distributable cash flow attributable to general partner and non-controlling interest	695	879	1,202	2,077	383	1,641
Distributable cash flow attributable to common unitholders (g)	34,046	43,047	58,888	101,752	18,782	80,384
Less: Distributions paid to common unitholders	—	9,715	9,715	29,146	19,430	38,861
Distributable cash flow excess/(shortage)	$34,046	$33,332	$49,173	$72,606	$(648)	$41,523

Propane gallons sales
Retail - Sales to End Users	204,441	189,183	573,152	543,548	666,572	635,326
Wholesale - Sales to Resellers	59,641	57,121	179,256	185,492	233,974	241,710
Total propane gallons sales	264,082	246,304	752,408	729,040	900,546	877,036

(b)     Amounts allocated to the general partner for its 1.0101% interest in the operating partnership, Ferrellgas, L.P.

(c)      Adjusted EBITDA is calculated as net earnings (loss) attributable to Ferrellgas Partners, L.P., less the sum of the following: income tax expense (benefit), interest expense, depreciation and amortization expense, non-cash employee stock ownership plan compensation charge, asset impairments, loss on asset sales and disposal, other income (expense), net, severance costs, legal fees and settlements, multi-employer pension plan withdrawal settlement, exit costs associated with contracts - Midstream dispositions, unrealized (non-cash) losses (gains) on changes in fair value of derivatives, and net earnings (loss) attributable to noncontrolling interest.  Management believes the presentation of this measure is relevant and useful, because it allows investors to view the partnership’s performance in a manner similar to the method management uses, adjusted for items management believes makes it easier to compare its results with other companies that have different financing and capital structures. This method of calculating Adjusted EBITDA may not be consistent with that of other companies and should be viewed in conjunction with measurements that are computed in accordance with GAAP.

(d)     Net cash interest expense is the sum of interest expense less non-cash interest expense and other expense, net. This amount includes interest expense related to the accounts receivable securitization facility.

(e)      Maintenance capital expenditures include capitalized expenditures for betterment and replacement of property, plant and equipment.

(f)       Distributable cash flow attributable to equity investors is calculated as Adjusted EBITDA minus net cash interest expense, maintenance capital expenditures and cash paid for taxes plus proceeds from certain asset sales. Management considers distributable cash flow attributable to equity investors a meaningful measure of the partnership’s ability to declare and pay quarterly distributions to equity investors. Distributable cash flow attributable to equity investors, as management defines it, may not be comparable to distributable cash flow attributable to equity investors or similarly titled measurements used by other corporations and partnerships. Items added into our calculation of distributable cash flow attributable to equity investors that will not occur on a continuing basis may have associated cash payments. Distributable cash flow attributable to equity investors may not be consistent with that of other companies and should be viewed in conjunction with measurements that are computed in accordance with GAAP.

(g)     Distributable cash flow attributable to common unitholders is calculated as Distributable cash flow attributable to equity investors minus distributable cash flow attributable to general partner and noncontrolling interest. Management considers distributable cash flow attributable to common unitholders a meaningful measure of the partnership’s ability to declare and pay quarterly distributions to common unitholders. Distributable cash flow attributable to common unitholders, as management defines it, may not be comparable to distributable cash flow attributable to common unitholders or similarly titled measurements used by other corporations and partnerships. Items added to our calculation of distributable cash flow attributable to common unit holders that will not occur on a continuing basis may have associated cash payments. Distributable cash flow attributable to common unitholders may not be consistent with that of other companies and should be viewed in conjunction with measurements that are computed in accordance with GAAP .